Exhibit 3.1(73)

No. C.172
DUPLICATE FOR THE FILE.
620367/13
Certificate of Incorporation on Change of Name
Whereas
J.F. CHEMICALS LIMITED
is incorporated as a limited company under the
Companies Act, 1948.
the fifth day of February, 1959
And whereas by special resolution of the Company and with the approval the Board of Trade it has changed its name.
Now therefore I hereby certify that the Company is a limited company corporated under the name of
STOCKPACK LIMITED
Given under my hand at London, this thirteenth day of
February One thousand nine hundred and sixty two.
certificate received by
Posted
Date 13/2/62
Assistant Registrar of Companies.
1783
19/728 5M 12/61 AT&S. 746

Certified a true copy of a document kept and registered on 13th February 1962 at the office for the registration of Companies

Signature	/s/ A.E. Thomas

Authorised by the Registrar of Companies

Date	22nd May 2014